UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 24, 2009 (March 12, 2009)

NETWORK ENGINES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30863	04-3064173
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

25 Dan Road, Canton, MA		02021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (781) 332-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2009, the Compensation Committee of the Board of Directors of Network Engines, Inc. (the “Company”) approved a bonus plan for the second half of fiscal year 2009 (the “2009 Bonus Plan”).  The 2009 Bonus Plan provides the Company’s executive officers and certain other Company employees (collectively, the “Participants”) the opportunity to earn cash incentive bonuses based on the Company’s performance for the second half of fiscal year 2009.  Targeted incentive bonuses for the Participants in the 2009 Bonus Plan are equal to 50% of each Participant’s annual incentive bonus target.  Measurement of the Company’s performance is based on its net income for the second half of fiscal year 2009, calculated using accounting principles generally accepted in the United States (“GAAP”), adjusted to exclude any intangible asset impairment and other infrequent non-cash charges approved by the Compensation Committee (the “Corporate Metric”).

Achievement of the minimum Corporate Metric, which is an established level of GAAP profitability (as opposed to loss), will result in a total bonus payout under the 2009 Bonus Plan of $40,000.  If the Company’s performance exceeds the minimum Corporate Metric, the total bonus payout will be increased by an amount equal to 50% of the excess, subject to a maximum total payout of $490,000.  There will be no bonus payments made to any Participants if the minimum Corporate Metric is not achieved.  The total bonus payout amount, if any, will be allocated to the 2009 Bonus Plan Participants on a pro-rata basis relative to their individually established bonus targets.  The pro-rata allocation of the total bonus payout amount, if any, will be determined based on the Participants who are still actively employed by the Company as of September 30, 2009.

Targeted incentive bonuses and estimated payout ranges for the Company’s executive officers under the 2009 Bonus Plan are as follows:

Name and Principal Position	2009 Bonus Plan Targeted Incentive		Estimated Baseline Payout (2)	Estimated Maximum Payout (3)
Gregory A. Shortell, Chief Executive Officer and President	$87,500		$6,125	$70,000
Douglas G. Bryant, Chief Financial Officer, Treasurer and Secretary	$62,500		$4,375	$50,000
Charles N. Cone, III, Senior Vice President of Sales and Marketing	$6,000	(1)	$420	$4,800
Richard P. Graber, Senior Vice President of Engineering and Operations	$52,500		$3,675	$42,000

(1)          Mr. Cone’s total targeted incentive compensation for fiscal year 2009 also includes additional cash incentives which are based on revenue and direct margin results for fiscal year 2009 and new design wins secured by the Company during fiscal year 2009.  Those additional incentives are not governed by the 2009 Bonus Plan.  A “design win” occurs when a customer or prospective customer notifies the Company that it has been selected to integrate the customer’s application.  The other executive officers shown in this table do not have any additional cash incentives for fiscal year 2009 other than the amounts shown in this table.

(2)          The amounts shown in this column represent estimated payouts based on the pro-rata allocations of the total bonus payout in the event that the Company achieves only the minimum Corporate Metric, as defined above.  The pro-rata allocations are based on the current group of Participants who would receive payouts under the 2009 Bonus Plan.  Actual pro-rata allocations will be determined based on the Participants who are still actively employed by the Company as of September 30, 2009.  There will be no bonus payments made to any Participants if the minimum Corporate Metric is not achieved.

(3)          The amounts shown in this column represent estimated maximum payouts based on the pro-rata allocations of the maximum total bonus payout, which are based on the current group of Participants who would receive payouts under the 2009 Bonus Plan.  Actual pro-rata allocations will be determined based on the Participants who are still actively employed by the Company as of September 30, 2009.  The actual maximum payout amount cannot exceed the 2009 Bonus Plan Targeted Incentive shown in this table.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK ENGINES, INC.

Date: April 24, 2009	By:	/s/ Douglas G. Bryant
Douglas G. Bryant
Chief Financial Officer, Treasurer and Secretary